Exhibit 5

July 24, 2008

Generex Biotechnology Corporation

Ladies and Gentlemen:

We have acted as counsel for Generex Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3, as amended (the “Registration Statement”), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”) relating to the offering of up to 30,191,665 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), representing (i) 120% of the shares of Common Stock that are issuable upon conversion of, and as interest payments on, the Company’s 8% Secured Convertible Notes due September 2009 (the “Notes”) and upon the exercise of the Series A Warrants issued in connection with the Notes (the “Series A Warrants”) as of the date of the Registration Rights Agreement entered by the Company and the investors purchasing the Notes and Series A Warrants (without regard to certain blocker provisions set forth in the Notes and Series A Warrants and exercise limitations on certain of the Series A Warrants), and (ii) approximately 18% of the shares of Common Stock that are issuable upon exercise of a portion of the Series A-1 Warrants issued in connection with the Notes (the “Series A-1 Warrants”) as of the date of the Registration Rights Agreement. All of the Shares are being registered on behalf of holders of securities convertible or exercisable into shares of Common Stock (collectively, the “Selling Shareholders”).

As counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. We are familiar with the Registration Statement. We have reviewed the Company’s Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date. We have also made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity and accuracy of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.

Based upon the foregoing, we are of the opinion that the Shares to be issued upon the conversion of, and as interest payments on, the Notes or upon exercise of the Series A and Series A-1 Warrants have been duly authorized and, when issued upon such conversion or as interest payments in accordance with the terms of the Notes to which they relate or upon exercise of the Series A and Series A-1 Warrants to which they relate, will be validly issued, fully paid and non-assessable.

Our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

This opinion is limited to the facts and law as they may appear to us on the date hereof, and we assume no responsibility to update this opinion for changes in the law or new facts which may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Eckert Seamans Cherin & Mellott, LLC

Eckert Seamans Cherin & Mellott, LLC